EXHIBIT 5.1

April 5, 2006

Wm. Wrigley Jr. Company
410 N. Michigan Avenue
Chicago, Illinois  60611

Re:	Wm. Wrigley Jr. Company 2007 Management Incentive Plan Registration Statement on Form S-8

Ladies and Gentlemen:

As Vice President, Secretary and General Counsel for Wm. Wrigley Jr. Company, a Delaware corporation (the “Company”), I am acting as counsel to the Company in connection with the Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, relating to the registration of the common stock, no par value (the “Common Stock”), of the Company to be offered under the Wm. Wrigley Jr. Company 2007 Management Incentive Plan (the “Plan”).

As such counsel, I have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the adoption and amendment of the Plan.  I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all such public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as I have deemed proper and necessary as a basis for rendering this opinion.

Based upon, and subject to, the foregoing, I am of the opinion that the Common Stock, when sold by the Company pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.  In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Howard Malovany

Howard Malovany
Vice President, Secretary and General Counsel